EXHIBIT R(3)

CONSENT

I hereby consent to the use of my Certificate dated September 14, 2007 incorporated by reference in the Registration Statement or amendment thereto filed by Queensland Treasury Corporation and the Treasurer on behalf of the Government of Queensland with the United States Securities and Exchange Commission.

By:	/s/ Stephen R. Rochester
Stephen R. Rochester
Chief Executive
Queensland Treasury Corporation

Date: December 7, 2007